NAME OF REGISTRANT
Franklin Templeton Variable Insurance Products Trust
File No. 811-05583

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

From Prospectus Supplement VIP P1 P2 P4 07/16:

SUPPLEMENT DATED JULY 18, 2016
TO THE PROSPECTUSES DATED MAY 1, 2016
OF
FRANKLIN SMALL CAP VALUE VIP FUND
 (Series of Franklin Templeton Variable Insurance Products Trust)


IMPORTANT NOTICE REGARDING CHANGE IN INVESTMENT POLICY


The prospectus of Franklin Small Cap Value VIP Fund is amended as follows:

I.	The first paragraph under the "FUND SUMMARIES" - "Principal
Investment Strategies" section, on page FSV-S1, is replaced with the following:

Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) under $3.5 billion at the time of purchase. Effective September 30, 2016, the definition of small-cap companies will be revised to read as follows: Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) not exceeding either: 1) the highest market capitalization in the Russell 2000 Index; or 2) the 12-month average of the highest market capitalization in the Russell 2000 Index, whichever is greater, at the time of purchase. As of May 31, 2016, the highest market capitalization in the Russell
2000 Index was $5.96 billion.

II.	Effective September 30, 2016, the first paragraph under
the "FUND DETAILS" - "Principal Investment Policies and Practices" section on page FSV D-1 is replaced with the following:

Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Shareholders will be given at least 60 days' advance notice of any change to this 80% policy. Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) under $3.5 billion at the time of purchase. Effective September 30, 2016, the definition of small-cap companies will be revised to read as follows: Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) not exceeding either: 1) the highest market capitalization in the Russell 2000 Index; or 2) the 12-month average of the highest market capitalization in the Russell 2000 Index, whichever is greater, at the time of purchase.
As of May 31, 2016, the highest market capitalization in the Russell 2000 Index was $5.96 billion.





From Prospectus Supplement FSI 3 P1 P2 P4 10/16:


SUPPLEMENT DATED OCTOBER 26, 2016
TO THE PROSPECTUSES DATED MAY 1, 2016
OF
FRANKLIN STRATEGIC INCOME VIP FUND
(A series of Franklin Templeton Variable Insurance Products Trust)


The Prospectus is amended as follows:

I.	 The fourth full paragraph on page FSI-D2 in
the "Fund Details - Principal Investment Policies and Practices"
section is replaced with:

For purposes of pursuing its investment goals, the Fund regularly enters into currency-related transactions involving derivative instruments, including currency and cross currency forwards, currency swaps, currency and currency index futures contracts, and currency options. The Fund may also enter into interest rate and credit-related transactions involving certain derivative instruments, including interest rate, credit default and fixed income total return swaps and interest rate and/or bond futures contracts (including U.S. Treasury futures contracts) and options thereon, as well as inflation index swaps and options on fixed income exchange traded funds. The use of such derivative transactions may allow the Fund to obtain net long or net short exposures to selected currencies, interest rates, countries, durations or credit risks. The Fund may use currency, interest rate or credit-related derivative strategies for the purposes of enhancing Fund returns, increasing liquidity, gaining exposure to particular instruments in more efficient or less expensive ways and/or hedging risks relating to other portfolio holdings or changes in currency exchange rates, credit risks, interest rates and other market factors.


From Statement of Additional Information Supplement VIP SAI 6 10/16:

SUPPLEMENT DATED OCTOBER 26, 2016
TO THE STATEMENT OF ADDITIONAL INFORMATION
DATED MAY 1, 2016
 OF
 FRANKLIN STRATEGIC INCOME VIP FUND
(A series of Franklin Templeton Variable Insurance Products Trust)


The Statement of Additional Information is amended as follows:

I.      	The fourteenth through twenty-first bullets
in "The Funds - Goals, Additional Strategies and     Risks -
Franklin Strategic Income VIP Fund" section are replaced with the following:

..	buy and sell put and call options on currencies
..	engage in interest rate swaps
..	buy interest rate/bond futures
..	buy and sell put and call options on interest rate/bond futures
..	buy and sell put and call options on interest rate swaps and single name and index credit default swaps (swaptions)
..	buy and sell single name and index credit default swaps
..	engage in inflation index swaps
..	engage in fixed income total return swaps
..	buy and sell options on fixed income total return swaps
..	invest in fixed income ETFs and buy and sell put and call
options thereon

II.      	The following is added to "The Funds - Goals, Additional
Strategies and Risks - Glossary of Investments, Techniques,
Strategies and Their Risks - Derivative Instruments - Options on swap agreements" section (which begins on page 33):

An option on a total return swap is a contract that gives the buyer the right (but not the obligation), in return for payment of a premium to the option seller, to enter into a new total return swap on a reference asset at a predetermined spread on a future date. This spread is the price at which the contract is executed (the option strike price). Similar to a payer option on a credit default swap, in a payer option on a total return swap, the option buyer pays a premium to the option seller for the right, but not the obligation, to sell the return on a reference asset or index at a predetermined spread on a future date in return for a regular payment. Similar to a receiver option on a credit default swap, in a receiver option on a total return swap the option buyer pays a premium for the right, but not the obligation to receive the total return of the reference asset or index in return for a regular payment. Depending on the movement of market spreads with respect to the particular referenced asset or index between the time of purchase and expiration of the option, the value of the underlying total return swap and therefore the value of the option will change. Options on total return swaps currently are traded OTC and the specific terms of each option on a total return swap are negotiated directly with the counterparty.